EXHIBIT 23.1


                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 16, 1999, except as to paragraphs three through seven of Note 13 which are as of June 18, 1999, and paragraph eight of Note 13 which is as of August 9, 1999, relating to the financial statements and financial statement schedule of FreeShop.com, Inc., which appear in FreeShop.com, Inc.'s Registration Statement on Form S-1, as amended (File No. 333-81151).


/s/ PricewaterhouseCoopers LLP


Seattle, Washington
December 6, 1999